Exhibit 4.13

EXECUTION VERSION

WAIVER AND AGREEMENT

NO. 1 TO INDENTURE

WAIVER AND AGREEMENT NO. 1, dated as of May 29, 2007 (this “Agreement”), to that certain Indenture, dated as of September 22, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”) among InSight Health Services Corp., a Delaware corporation (the “Company”), InSight Health Services Holdings Corp., a Delaware corporation (the “Parent”), the Subsidiary Guarantors (as defined therein) and U.S. Bank National Association, a national banking association, as trustee (in such capacity, the “Trustee”) for the Senior Secured Floating Rate Notes due 2011.

WHEREAS, the Company and the Parent (collectively, the “Chapter 11 Debtors”) intend to file petitions for relief (the “Chapter 11 Cases”) under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, the Chapter 11 Debtors will seek the approval of the Bankruptcy Court for a plan of reorganization, substantially in the form set forth as Exhibit B to the prospectus and consent solicitation statement filed by the Parent with the SEC on May 2, 2007, as amended, to, among other things, provide for (i) the filing of the Chapter 11 Cases only by the Chapter 11 Debtors, (ii) the elimination of the debtor-in-possession credit facility, (iii) a release of Bank of America, N.A., in its capacity as administrative agent, collateral agent, issuing bank and lender under the Revolving Credit Agreement, (iv) the payment of the Consent Fee (as defined below) and (v) the issuance of Additional Notes to certain Holders (as so amended, as further amended in accordance with such modifications as are described in Exhibit 1 to this Agreement and as the same may be further amended, supplemented or modified from time to time, “Plan”);

WHEREAS, the Plan provides, among other things, that upon the consummation thereof, the Parent will exchange all of the outstanding Existing Notes for shares of common stock of the Parent (the “Exchange Transaction”);

WHEREAS, Black Diamond Capital Management, L.L.C. or certain of its affiliates signatory hereto (“Black Diamond”) and J.P. Morgan Securities Inc. or certain of its affiliates signatory hereto (“JPMorgan;” and, together with Black Diamond, the “Holder Parties”) as of the date hereof beneficially hold and have the legal right to instruct DTC, as nominal Holder, to consent on behalf of the Holders of at least a majority in principal amount of the Notes required to approve certain modifications to the Indenture in a supplemental indenture and to waive compliance with certain provisions of the Indenture in accordance with Section 9.02 of the Indenture;

WHEREAS, the Company has requested that the Holder Parties agree to waive, and the Trustee to acknowledge such waiver of, compliance with certain provisions of the Indenture, upon the terms and subject to the conditions set forth herein;

WHEREAS, as a condition to the effectiveness of such waiver, the Company has, among other things, agreed to amend certain provisions of the Indenture, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company and the Holder Parties desire to set forth certain other agreements by and among the Company and the Holder Parties relating to the matters contemplated by this Agreement; and

WHEREAS, within a reasonable period of time following the commencement of the Chapter 11 Cases, the Chapter 11 Debtors will commence a solicitation (the “Consent Solicitation”) of the Holders (other than the Holder Parties) to obtain, among other things, such Holders’ (x) consent to the waivers and amendments set forth herein and (y) support for, and agreement not to interfere with, the Plan (clauses (x) and (y) collectively referred to herein as the “Required Consent Items”).

NOW, THEREFORE, subject to satisfaction of the conditions precedent set forth in Section IV of this Agreement, the Company, the Guarantors and the Holder Parties hereby agree as follows:

SECTION I.                           CAPITALIZED TERMS.

Capitalized terms used herein and not defined herein shall have the respective meanings assigned to such terms in the Indenture.

SECTION II.                          WAIVERS TO INDENTURE.

1.             Pursuant to Section 9.02 of the Indenture, and subject to the limitations set forth below, the Holder Parties hereby waive compliance with any term or provision of the Indenture that would cause any of the following to constitute or become a Default or Event of Default under the Indenture:  (a) the commencement of the Bankruptcy Cases, (b) the confirmation and consummation of the Plan, including, without limitation, the Exchange Transaction, (c) any cross-Defaults or cross-Events of Defaults by reason of defaults or events of default under or with respect to the Existing Notes, the guarantees thereof and/or the indenture governing the Existing Notes and (d) the failure to file with SEC, and to supply to the Trustee or any Holder or any other Person, audited financial statements of the Company or the Parent as of and for the fiscal year ending June 30, 2007 within the time period specified in the SEC’s rules and regulations; provided, however, that upon the earlier of the Waiver and Agreement Expiration Date or the Waiver Termination Date, full compliance with all of the provisions of the Indenture shall be required and the foregoing waivers shall cease to be in effect automatically, and provided further that nothing herein shall be deemed to waive compliance with any provision or term of the Indenture for which the consent of the Holders of at least a majority in principal amount outstanding of the Notes are not empowered to waive on behalf of all Holders under the provisions of Section 9.02 of the Indenture or the Trust Indenture Act.  As of the Waiver and Agreement Expiration Date or the Waiver Termination Date, all Defaults and Events of Default that would have occurred but for this Waiver shall constitute Defaults or Events of Default, as the case may be, as of the Waiver and Agreement Expiration Date or the Waiver Termination Date, as the case may be, and the Trustee and the Holders shall have all of the rights and remedies relating thereto without any limitation by reason of this Agreement.

2.             Notwithstanding the limitations in the foregoing subsection II.1, the Holder Parties hereby forever waive the provisions of Section 4.11(a) of the Indenture as they relate to (a) the payment of the Consent Fee (as defined below) to any Persons who are Affiliates of the Company at the time of such payment and (b) any issuance of Additional Notes (and the payment of any fees in connection therewith) to any Persons who are Affiliates of the Company at the time of such issuance.

3.             The Holder Parties hereby acknowledge and agree that (i) the Company may use the proceeds of the issuance of the Additional Notes (to the extent not used to pay the Consent Fee) for working capital and general corporate purposes of the Company and its Subsidiaries and (ii) such proceeds shall be excluded from the Collateral and shall not be required to be maintained in accordance with Section 4.21 of the Indenture. The Holder Parties hereby waive compliance with any term or provision of the Indenture and/or the Security Documents that is inconsistent with the acknowledgment and agreement set forth in the prior sentence.

SECTION III.                                                                          AMENDMENTS TO INDENTURE; SUPPLEMENTAL INDENTURE.

The Holder Parties represent and warrant to the Trustee, the Company and the Parent that, as of the date hereof, they together beneficially hold and have the legal right to instruct DTC, as nominal Holder, to consent on behalf of the Holders of at least a majority in principal amount of the outstanding Notes to the waivers set forth in Section II of this Agreement and to direct the Trustee to execute and deliver the amendment of certain provisions of the Indenture as set forth in the Form of Supplemental Indenture attached hereto as Exhibit 2 and hereby authorize the Trustee to execute a counterpart to a Supplemental Indenture substantially in the form of such Form of Supplemental Indenture attached hereto as Exhibit 2 (the “Supplemental Indenture”) if and when the Trustee is requested to do so by the Company in accordance with Section 9.02 of the Indenture.

SECTION IV.                         CONDITIONS TO EFFECTIVENESS.

1.             The waivers to the Indenture set forth in Section II of this Agreement and the other agreements set forth in clause 3 through clause 6 of Section V of this Agreement shall:

(a)           become effective on such date (the “Waiver and Agreement Effective Date”) as (i) the commitment of the Holder Parties shall have been accepted by the Company and the Parent and become effective under and in accordance with that certain commitment letter of even date herewith among the

Company, the Parent and the Holder Parties relating to the issuance and purchase of the Additional Notes (as amended, supplemented or otherwise modified, the “Commitment Letter”); (ii) the Holder Parties shall have delivered to the Trustee and the Company an executed counterpart to this Agreement; (iii) the Company and the Guarantors shall have delivered to the Trustee an executed counterpart to this Agreement; (iv) the Trustee shall have executed this Agreement; (v) the Company shall have obtained the consent of the requisite lenders under the Revolving Credit Agreement to all transactions undertaken and agreements entered into pursuant to or in connection with this Agreement and the Plan, including, without limitation, the issuance of the Additional Notes to certain Holders and the payment of the Consent Fee to all Consenting Holders; and (vi) the Board of the Company shall have approved the execution by the Company of the Supplemental Indenture and the Company and each of the Guarantors shall have delivered to the Trustee an executed counterpart to the Supplemental Indenture.

(b)           cease to be effective at 5 p.m. on the date (the “Waiver and Agreement Expiration Date”) that is 5 days after (i) the earlier of (x) the 2nd Business Days following the Waiver and Agreement Effective Date and (y) May 30, 2007, unless, on or prior to such date, the Chapter 11 Cases shall have been filed; (ii) the 10th day following the filing of the Chapter 11 Cases unless, on or prior to such 10th day, the Consent Solicitation shall have been commenced in accordance with clause 1 of Section V; (iii) the 36th day following the filing of the Chapter 11 Cases unless, on or prior to such 36th day, the Bankruptcy Court shall have approved the payment of the Consent Fee contemplated by Section V to the Holders entitled thereto and the issuance of Additional Notes contemplated under the Commitment Letter to be issued; (iv) the 41st day following the filing of the Chapter 11 Cases unless, on or prior to such 41st day, the Additional Notes contemplated under the Commitment Letter to be issued shall have been issued or the 46th day following the Chapter 11 Cases unless, on or prior to such 46th day the Consent Fee shall have been paid (unless in either case the Additional Notes have not been so issued, and the failure to issue such Additional Notes on or prior to such 41st day is caused solely by a failure of any of the proposed purchasers thereof to be ready, willing and able to purchase the Additional Notes contemplated under the Commitment Letter to be issued), (v) the 41st day following the filing of the Chapter 11 Cases unless, on or prior to such 41st day, the Bankruptcy Court shall have issued a final order, substantially in the form attached hereto as Exhibit 3 (with any modification as agreed upon by the Company, the Parent and the Trustee), granting adequate protection to the Holders pursuant to Sections 361 and 363 of the Bankruptcy Code, or (vi) 180 days after the filing of the Chapter 11 Cases unless, on or prior to such 180th day, the Chapter 11 Cases shall have been concluded and a plan of reorganization substantially in the form of the Plan, with such modifications as are described in Exhibit 1 and such other modifications as agreed to by the Trustee and the Company, shall have been confirmed by the Bankruptcy Court (provided that the agreement of the Trustee shall not be required if such modification does not materially affect the Holders).

2.             In addition to the foregoing, the waivers to the Indenture set forth in Section II of this Agreement and the other agreements set forth in clause 3 through clause 6 of Section V of this Agreement shall cease to be effective at 5 p.m. on the date (the “Waiver Termination Date”) that is 5 days after the date that (a) the Chapter 11 Debtors file any motion to obtain credit under section 364 of the Bankruptcy Code or otherwise that is secured by a senior or pari passu lien on the Holders’ collateral, (b) a trustee or examiner with enlarged powers is appointed for service in the Chapter 11 Cases, (c) any of the Chapter 11 Cases is converted to a case under chapter 7 of the Bankruptcy Code or (d) there is in force any order, decree or ruling by any court or governmental body having jurisdiction, or any threatened or pending complaint of a governmental body praying for an order, decree or ruling of a court restraining or enjoining the consummation of or rendering illegal the transactions contemplated by this Agreement and/or the Plan (including the issuance or purchase of the Additional Notes) unless, on or prior to such 5th day the Trustee shall have consented in writing to the continuance of such waivers (in the case of the waivers) or the extension of such agreements (in the case of the agreements).

SECTION V.                          ADDITIONAL AGREEMENTS.

1.             The Company hereby agrees to pay to each Consenting Holder (as defined below) on or prior to the 46th day after the filing of the Chapter 11 Cases an amendment consent fee (the “Consent Fee”) in an amount equal to 1% of the outstanding principal amount of Notes owned by such Consenting Holder on the Record Date (as defined below).  For purposes hereof, (x) “Consenting Holder” shall mean any Holder who either (A) executed and delivered a counterpart of this Agreement to the Trustee and the Company on the date hereof or (B) on or prior to the Consent Deadline Date (as defined below), has provided its consent and agreement to the Required Consent Items in the manner described in the Consent Solicitation and (y) “Consent Deadline Date” shall mean the date set forth in the Consent Solicitation as the deadline for the Holders to provide their consent and agreement to the Required Consent Items and (z) “Record Date” shall mean the date set forth in the Consent Solicitation as the record date for determining Holders entitled to consent to the Required Consent Items.

2.             By its signature below, each Holder (on behalf of itself and its successors and assigns) hereby acknowledges and agrees that the consummation of the Plan (including, without limitation, the Exchange Transaction) will not result in or constitute a Change of Control.  By its signature below, each Holder (on behalf of itself and its successors and assigns) hereby further agrees that it will not at any time challenge or contest (or support the challenge or contest of others) in any action, suit or proceeding that seeks to establish that a Change of Control has occurred or resulted from the consummation of the Plan (including, without limitation, the Exchange Transaction); and

3.             Subject to the terms and conditions of this Agreement, and so long as this Agreement remains in effect as between the Company and the Holder Parties and the Waiver and Agreement Expiration Date has not occurred, and subject to the condition that any modifications to the Plan that materially affect the Holder Parties’ rights are consented to by the Holder Parties,

(a)           The Company and such Holder Party agree to use commercially reasonable efforts to complete the Exchange Transaction through the Plan in accordance with the terms of the Commitment Letter and to support the Plan and to the extent necessary support the adequacy of any post-petition disclosure statement that may be required by the Bankruptcy Court; provided that no Holder Party shall be barred from objecting if the disclosure statement or other documents contain a material misstatement or omission.  The obligations of the parties hereunder are several and not joint and no party hereto shall be responsible for the failure of any other party hereto to perform its obligations hereunder.

(b)           Each Holder Party agrees to permit disclosure in the Plan or any Reorganization Document (as defined below), any necessary filings by the Company with the Securities and Exchange Commission or any press release of the contents of this Agreement.  Without limiting the generality of the foregoing, except to the extent such information is required by law to be disclosed, the Company will not disclose any information with respect to any Holder Party’s specific ownership of Notes except to the extent that such information is required to be in any filing with the Securities and Exchange Commission.  If such disclosure is so required, the Company will afford the Holder Parties a reasonable opportunity to seek appropriate protective measures.

(c)           Each Holder Party agrees that it will not object to, or otherwise commence any proceeding to oppose or alter, the Exchange Transaction or the Plan or any related document (the “Reorganization Documents”) and will not take any action that is materially inconsistent with, or that would unreasonably delay the consummation of, the Exchange Transaction, the Plan or any of the Reorganization Documents in accordance with the terms of hereof.  Accordingly, so long as this Agreement is in effect and the Reorganization Documents reflect the Exchange Transaction as set forth in the Commitment Letter, and any modifications of the Reorganization Documents that affect in a material manner the rights of the Holder Parties are agreed to by each Holder Party, each Holder Party agrees that it shall not (i) object to confirmation of the Plan or otherwise commence any action or proceeding to alter, oppose or add any other provision to the Plan or any other documents or agreements consistent with the Plan; (ii) object to the approval of any disclosure statement that describes the Plan; provided that no Holder Party shall be barred from objecting if the disclosure statement or other documents contain a material misstatement or omission; (iii) vote for, consent to, support, intentionally induce or participate directly or indirectly in the formation of any other plan of reorganization or liquidation proposed or filed, or to be proposed or filed, in any chapter 11 case for the

Chapter 11 Debtors; (iv) commence or support any action or proceeding to shorten or terminate the period during which only the Chapter 11 Debtors may propose and/or seek confirmation of a plan of reorganization for the Chapter 11 Debtors; (v) directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of winding up, liquidation, reorganization, merger, consolidation, dissolution or restructuring of the Chapter 11 Debtors; or (vi) commence or support any action filed by the Chapter 11 Debtors or any other party in interest to appoint a trustee, conservator, receiver or examiner for the Chapter 11 Debtors, or to dismiss either chapter 11 case, or to convert such chapter 11 case to one under chapter 7.

4.             Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prevent any Holder Party from taking, or failing to take, any action that it is obligated to take (or fail to take) in the performance of any fiduciary or similar duty which the Holder Party owes to any other person, including any duties that may arise as a result of any Holder Party’s appointment to any committee in the Chapter 11 Cases or any other bankruptcy or insolvency proceeding.

5.             Each Holder Party may sell, transfer, or dispose of any of the Notes held by it, so long as the transferee agrees in writing to be bound by the terms of this Agreement.  In the event that any Holder Party sells, transfers or disposes of any of the Notes, as a condition precedent to such sale, transfer or disposition, such Holder Party agrees to cause the transferee to execute and deliver a joinder agreement in customary form confirming the agreement of such transferee to be bound by the terms of this Agreement for so long as this Agreement shall remain in effect; provided, however, that any Notes held by the transferee prior to the acquisition by it of any such Notes of a Holder Party shall not be subject to the terms and conditions of this Agreement.  In the event that the Company’s consent is required for any sale, transfer or disposition of the Notes, the Company hereby agrees to grant such consent promptly in accordance with the requirements of this Agreement.   Any sale, transfer or disposition of the Notes in violation of the foregoing shall be deemed ineffective to transfer any right to contest the Plan, which right shall remain with and be exercised only by the purported transferor.

6.             Each Holder Party agrees that any Notes acquired by a Holder Party following the date of this Agreement shall be subject to the terms and conditions of this Agreement.  For the avoidance of doubt, this shall not include any acquired Notes beneficially owned by non-affiliated customers of the undersigned Holder Parties.

SECTION VI.                         MISCELLANEOUS.

1.             THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

2.             This Agreement may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same agreement.

3.             Delivery of an executed counterpart of a signature page by telecopier shall be effective as delivery of a manually executed counterpart.

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IN WITNESS WHEREOF, the parties hereto have caused this Waiver and Agreement No. 1 to Indenture to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

COMPANY AND GUARANTORS:

INSIGHT HEALTH SERVICES CORP.

By:	/s/ Mitch C. Hill
Mitch C. Hill, Executive Vice President and Chief Financial Officer

INSIGHT HEALTH SERVICES HOLDINGS CORP.

By:	/s/ Mitch C. Hill
Mitch C. Hill, Executive Vice President and Chief Financial Officer

WILKES-BARRE IMAGING, L.L.C.

By:	InSight Health Corp., as the sole member and sole manager

	By:	/s/ Mitch C. Hill
Mitch C. Hill, Executive Vice President and Chief Financial Officer

MRI ASSOCIATES, L.P.

By:	InSight Health Corp., as the general partner

	By:	/s/ Mitch C. Hill
Mitch C. Hill, Executive Vice President and Chief Financial Officer

[Signatures continued on following page]

VALENCIA MRI, LLC
ORANGE COUNTY REGIONAL PET CENTER- IRVINE, LLC
SAN FERNANDO VALLEY REGIONAL PET CENTER, LLC

By:	InSight Health Corp., as the sole member

	By:	/s/ Mitch C. Hill
Mitch C. Hill, Executive Vice President and Chief Financial Officer

PARKWAY IMAGING CENTER, LLC

By:	/s/ Mitch C. Hill
Mitch C. Hill, Manager

[Signatures continued on following page]

INSIGHT HEALTH CORP.
OPEN MRI, INC.
MAXUM HEALTH CORP.
RADIOSURGERY CENTERS, INC.
DIAGNOSTIC SOLUTIONS CORP.
MAXUM HEALTH SERVICES OF NORTH TEXAS, INC.
MAXUM HEALTH SERVICES OF DALLAS, INC.
NDDC, INC.
SIGNAL MEDICAL SERVICES, INC.
INSIGHT IMAGING SERVICES CORP.
COMPREHENSIVE MEDICAL IMAGING, INC.
COMPREHENSIVE MEDICAL IMAGING CENTERS, INC.
COMPREHENSIVE MEDICAL IMAGING- BILTMORE, INC.
COMPREHENSIVE OPEN MRI-EAST MESA, INC.
TME ARIZONA, INC.
COMPREHENSIVE MEDICAL IMAGING- FREMONT, INC.
COMPREHENSIVE MEDICAL IMAGING- SAN FRANCISCO, INC.
COMPREHENSIVE OPEN MRI- GARLAND, INC.
IMI OF ARLINGTON, INC.
COMPREHENSIVE MEDICAL IMAGING- FAIRFAX, INC.
IMI OF KANSAS CITY, INC.
COMPREHENSIVE MEDICAL IMAGING- BAKERSFIELD, INC.
MAXUM HEALTH SERVICES CORP.

By:	/s/ Mitch C. Hill
Mitch C. Hill, Executive Vice President and Chief Financial Officer

[Signatures continued on following page]

COMPREHENSIVE OPEN MRI- CARMICHAEL/FOLSOM, LLC
SYNCOR DIAGNOSTICS SACRAMENTO, LLC
SYNCOR DIAGNOSTICS BAKERSFIELD, LLC

By:	Comprehensive Medical Imaging, Inc. and Comprehensive Medical Imaging Centers, Inc., as the partners

	By:	/s/ Mitch C. Hill
Mitch C. Hill, Executive Vice President and Chief Financial Officer

PHOENIX REGIONAL PET CENTER-
THUNDERBIRD, LLC

By:	Comprehensive Medical Imaging Centers, Inc., as the sole member

	By:	/s/ Mitch C. Hill
Mitch C. Hill, Executive Vice President and Chief Financial Officer

[Signatures continued on following page]

MESA MRI
MOUNTAIN VIEW MRI
LOS GATOS IMAGING CENTER
WOODBRIDGE MRI
JEFFERSON MRI-BALA
JEFFERSON MRI

By:	Comprehensive Medical Imaging, Inc. and Comprehensive Medical Imaging Centers, Inc., as the members

	By:	/s/ Mitch C. Hill
Mitch C. Hill, Executive Vice President and Chief Financial Officer

[Signatures continued on following page]

HOLDER PARTIES:

BDCM OPPORTUNITY FUND II, L.P.
By:	BDCM Opportunity Fund II Adviser, L.L.C., its Investment Manager

	By:	/s/ Stephen H. Deckoff
	Name:	Stephen H. Deckoff
	Title:	Managing Principal

BLACK DIAMOND CLO 2005-1 LTD.
By:	Black Diamond CLO 2005-1 Adviser, L.L.C., its Collateral Manager

	By:	/s/ Stephen H. Deckoff
	Name:	Stephen H. Deckoff
	Title:	Managing Principal

BLACK DIAMOND CLO 2005-2 LTD.
By:	Black Diamond CLO 2005-2 Adviser, L.L.C., its Collateral Manager

	By:	/s/ Stephen H. Deckoff
	Name:	Stephen H. Deckoff
	Title:	Managing Principal

[Signatures continued on following page]

HOLDER PARTIES:

J.P. MORGAN SECURITIES INC.

By:	/s/ Robert Milam
Name:	Robert Milam
Title:	Authorized Signatory

J.P. MORGAN VENTURES CORP.

By:	/s/ Peter Weiland
Name:	Peter Weiland
Title:	Managing Director

[Signatures continued on following page]

ACKNOWLEDGED BY TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION, SOLELY IN ITS CAPACITY AS TRUSTEE

By:	/s/ James E. Murphy
Name:	James E. Murphy
Title:	Vice President

EXHIBIT 1

MODIFICATIONS TO PLAN

•      Addition of Holder Parties to release, good faith and exculpation provisions of the Plan.

•      Addition of Holder Parties to sections X.A.1 and X.B.1 of the Plan so that the confirmation order must be in form and substance satisfactory to the Holder Parties.

•      Addition of Holder Parties to the first parenthetical in section X.D of the Plan.

•      Addition of the phrase “FRN Indenture” to section XIV.O of the Plan so that any prepayments may only be made as provided in the Indenture.

EXHIBIT 2

FORM OF SUPPLEMENTAL INDENTURE

EXHIBIT 3

FORM OF ADEQUATE PROTECTION ORDER